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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement on Form S-2 of NHTB Capital Trust I of our report dated January 25, 1999, relating to the consolidated balance sheets of New Hampshire Thrift Bancshares, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in the stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in the December 31, 1998 annual report on Form 10-KSB of New Hampshire Thrift Bancshares, Inc.


                                    /s/ Shatswell, MacLeod & Company, P.C.
                                    SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
July 2, 1999